Exhibit 5.1

May 24, 2018

Re: Opinion and Consent of Pillar Aught LLC

Board of Directors
Orrstown Financial Services, Inc.
77 East King Street
Shippensburg, PA 17257
Ladies and Gentlemen:
Reference is made to your Registration Statement on Form S-8, which is to be filed with the Securities and Exchange Commission regarding the registration of 500,000 shares of common stock, no par value per share (the “Common Stock”), of Orrstown Financial Services, Inc., a Pennsylvania corporation (the “Company”), in connection with the Amended and Restated 2011 Orrstown Financial Services, Inc. Stock Incentive Plan (the “Plan”).
We have examined the Company’s Articles of Incorporation and Bylaws and all amendments thereto, and certain resolutions of the Board of Directors of the Company relevant to our opinion.
Based upon the foregoing, and upon the examination of such other documents as we have deemed necessary to express the opinions hereinafter set forth, we are of the opinion that:
1.The Company is a corporation duly organized and in good standing under the laws of the Commonwealth of Pennsylvania; and
2.The shares of Company Common Stock to be registered will, when issued pursuant to and in accordance with the Plan, be duly authorized, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Pillar Aught LLC